UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2005

SCIENTIFIC LEARNING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-24547 (Commission File No.)	94-3234458 (IRS Employer Identification No.)

300 Frank Ogawa Plaza, Suite 600

Oakland, CA 94612

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 444-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 7, 2005, at the 2005 Annual Meeting of Stockholders, the stockholders of Scientific Learning Corporation (the “Company”) approved an amendment to the Company’s 1999 Non-Employee Directors’ Stock Option Plan (the “Plan”). This amendment increased the number of shares authorized under the Plan by 100,000 shares to a total of 250,000 shares. This amendment was approved by the Company’s Board of Directors (the “Board”) in May 2005.

The Plan provides for the automatic issuance of nonstatutory stock options to each “non-employee director,” which is defined as a director who is not an employee of the Company or a Company affiliate or a holder or representative of a holder of 10% or more of the Company’s capital stock. The following directors currently qualify to be granted options under the Plan: Directors Blanchard, Dalvi, Holstrom, Merzenich, Martin, Smith and Tallal.

Upon first being elected or appointed to the Board, a new non-employee director is granted an option to purchase 5,000 shares of the Company’s Common Stock. In addition, on each anniversary of the Company’s initial public offering, each eligible non-employee director is granted an option to purchase 5,000 shares of the Company’s Common Stock.

Options granted under the Plan are fully vested and exercisable at the time of grant. The exercise price of options is 100% of the fair market value of the stock subject to the option on the date of the grant. The term of the options is five years, subject to earlier termination if the director leaves the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SCIENTIFIC LEARNING CORPORATION

Dated: June 9, 2005	By: /s/ Linda L. Carloni
Title: Vice President and General Counsel